Exhibit 3.2

AMENDMENT TO THE AMENDED AND RESTATED BYLAWS

OF

BLOCKBUSTER INC.

The first full sentence of Section 3.03 of Article III of the Amended and Restated Bylaws shall be deleted in its entirety.